EXHIBIT 23.1

Drake & Klein CPAs
A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 10-Q of our audit report dated August 28, 2012 relative to the balance sheet of Green Hygienics, Inc., as of August 1, 2012 and the statement of stockholders’ equity as of August 1, 2012 as included in the Form 8-K, filed September 26, 2012.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
Clearwater, Florida
October 29, 2012